                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                       Champion International Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                       Champion International Corporation
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------
- ---------------
  (1)Set forth the amount on which the filing fee is calculated and state how it was determined.

[LOGO]

                 NOTICE OF 1994 ANNUAL MEETING OF SHAREHOLDERS
                              AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 19, 1994
- --------------------------------------------------------------------------------

     The Annual Meeting of Shareholders of Champion International Corporation will be held at One Champion Plaza, Stamford, Connecticut, on Thursday, May 19, 1994 at 9:30 a.m., for the following purposes:

      1. To elect five directors to serve until the 1997 Annual Meeting of Shareholders.

      2. To consider and act upon a proposal to approve the appointment of Arthur Andersen & Co. as auditors for 1994.

      3. To consider and act upon the shareholder proposal set forth in the following Proxy Statement.

      4. To transact such other business as may come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on March 31, 1994 as the record date for the determination of the holders of Common Stock and Preference Stock, $92.50 Cumulative Convertible Series, entitled to notice of and to vote at the meeting.

     Please mark, sign and return promptly the accompanying proxy so that your shares may be represented at the meeting. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

By order of the Board of Directors,

Lawrence A. Fox
Vice President and Secretary

Champion International Corporation
One Champion Plaza
Stamford, Connecticut 06921

April 14, 1994

                       CHAMPION INTERNATIONAL CORPORATION
                                PROXY STATEMENT

SOLICITATION AND REVOCATION OF PROXIES

     The accompanying proxy is being solicited by the Board of Directors of Champion International Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held on May 19, 1994. A shareholder giving a proxy may revoke it at any time before it is voted at the meeting by executing a later-dated proxy, by voting by ballot at the meeting or by filing a revocation with the inspectors of election.

     The Company will pay the cost of this solicitation of proxies for the meeting. In addition to using the mails, officers and other employees may solicit proxies in person and by telephone and other methods of telecommunication. The Company will reimburse brokers, banks and others who are record holders of the Company's stock for their reasonable expenses incurred in obtaining voting instructions from the beneficial owners of such stock. In addition, Morrow & Co., Inc., which will assist the Company in soliciting proxies, will be paid a fee estimated at $20,000.

     This Proxy Statement and the accompanying proxy are scheduled to be sent to shareholders commencing on April 14, 1994.

VOTING RIGHTS

     Only holders of record at the close of business on March 31, 1994 of the Company's Common Stock and Preference Stock, $92.50 Cumulative Convertible Series (the "$92.50 Preference Stock"), are entitled to notice of and to vote at the meeting or any adjournment thereof. At the close of business on the record date, there were outstanding 93,102,383 shares of Common Stock and 300,000 shares of $92.50 Preference Stock.

     As provided in the Restated Certificate of Incorporation, as amended, (i) each share of Common Stock is entitled to one vote, and (ii) each share of $92.50 Preference Stock is entitled to 26.31579 votes (which represents one vote for each share of Common Stock issuable upon conversion of a share of $92.50 Preference Stock).

     Voting is on a confidential basis except in certain limited circumstances. The Company's confidential voting policy provides that all proxies, ballots, voting instructions from employee benefit plan participants and voting tabulations that identify the particular vote of a shareholder or benefit plan participant be held permanently in confidence from the Company except (i) as necessary to meet legal requirements or to pursue or defend legal actions; (ii) to allow the inspectors of election to certify the results of the vote; (iii) when expressly requested by a shareholder or benefit plan participant; or (iv) in the event of a contested proxy solicitation. The Company's transfer agent, Chemical Bank, will tabulate the vote, and employees of the transfer agent will serve as inspectors of election. Proxies and benefit plan voting instructions are returned in envelopes addressed to the transfer agent and, except in the limited circumstances specified above, are not seen by or reported to the Company.

     Directors will be elected by a plurality of the votes cast in the election of directors. Under New York law, votes withheld with respect to one or more of the nominees will not be counted as votes cast for such individuals and, accordingly, will have no effect on the outcome of the vote. Similarly, under New York law, shares which brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners ("broker non-votes"), if any, will not be counted and, accordingly, will have no effect on the outcome of the vote.

     Approval of each of the other proposals set forth in this Proxy Statement requires the affirmative vote of a majority of the votes cast on such proposal. Under New York law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions and any broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote.

PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information with respect to each person who is known to the Company to be the beneficial owner of more than five percent of any class of the Company's voting securities. The percent of the class owned by each such person is based upon the total number of shares of the class outstanding on the record date. Except as noted below, each such person has sole voting and investment power with respect to all of the shares included in the table.

                                Name and Address                     Amount and Nature               Percent
  Title of Class              of Beneficial Owner                 of Beneficial Ownership           of Class
- ------------------------------------------------------------------------------------------------------------
Common Stock          Loews Corporation
                      667 Madison Avenue                            17,151,353 shares(1)              18.41%
                      New York, New York 10021(1)
Common Stock          J. P. Morgan & Co. Incorporated
                      60 Wall Street                                 4,925,497 shares(2)               5.29%
                      New York, New York 10260(2)
Common Stock          Sanford C. Bernstein & Co., Inc.
                      767 Fifth Avenue                               4,909,281 shares(3)               5.27%
                      New York, New York 10153(3)
$92.50 Preference     Berkshire Hathaway Inc.
Stock                 1440 Kiewit Plaza                                300,000 shares(4)                100%
                      Omaha, Nebraska 68131(4)
- ------------------------------------------------------------------------------------------------------------

(1) This information is as of January 31, 1994 and is based upon a Form 4 filed with the Securities and Exchange Commission by Loews Corporation ("Loews"). In its report, Loews stated that such shares include 43,453 shares of Common Stock issuable upon conversion of $1,510,000 principal amount of the Company's 6 1/2% Convertible Subordinated Debentures due April 15, 2011 owned by a subsidiary of Loews.

      Pursuant to an agreement dated February 2, 1994 between the Company and Loews, the Company, at Loews's expense, filed a shelf registration statement under the Securities Act of 1933, as amended, covering all 17,107,900 shares of the Company's Common Stock owned directly by Loews. The registration statement was declared effective by the Securities and Exchange Commission on February 9, 1994.

(2) This information is as of December 31, 1993 and is based upon a Schedule 13G filed with the Securities and Exchange Commission by J. P. Morgan & Co. Incorporated. In its report, J. P. Morgan & Co. Incorporated stated that
     (i) such shares are owned by two of its subsidiaries, Morgan Guaranty Trust Company of New York and J. P. Morgan Investment Management Inc. (together, the "Morgan Subsidiaries"), and are held for the accounts of various clients; (ii) such shares include 73,381 shares which the Morgan Subsidiaries have the right to acquire; and (iii) the Morgan Subsidiaries have sole voting power with respect to 2,904,667 of such shares, shared voting power with respect to 90,018 of such shares, sole dispositive power with respect to 4,802,678 of such shares and shared dispositive power with respect to 118,218 of such shares.

(3) This information is as of December 31, 1993 and is based upon a Schedule 13G filed with the Securities and Exchange Commission by Sanford C. Bernstein & Co., Inc. In its report, Sanford C. Bernstein & Co., Inc. stated that (i) such shares are held for the accounts of various clients, and (ii) it has sole voting power with respect to 2,535,105 of such shares and sole dispositive power with respect to all of such shares.

(4) This information is as of the record date. Such shares are owned by nine subsidiaries of Berkshire Hathaway Inc. The shares are convertible at any time into an aggregate of 7,894,737 shares of Common Stock, which would have constituted approximately 7.82% of the Common Stock outstanding at the close of business on the record date after giving effect to such conversion.

THE BOARD OF DIRECTORS

GENERAL

     The Board of Directors, which is divided into three classes normally elected for three-year terms, presently consists of 13 directors.

     Ten meetings of the Board were held in 1993. Ten regular meetings are scheduled for 1994, one in each month except July and December. All directors attended at least 75% of the Board meetings and meetings of committees on which they served during 1993.

THE NOMINEES

     In accordance with the recommendation of its Committee on Board Affairs, the Board of Directors has chosen five persons as nominees for election to the Board.

     L. C. Heist, H. Barclay Morley, Walter V. Shipley and Richard E. Walton, who previously have been elected by the shareholders and whose terms will expire at the 1994 Annual Meeting of Shareholders, have been nominated for regular three-year terms expiring at the 1997 Annual Meeting.

     James S. Tisch was elected by the Board of Directors since the last Annual Meeting. He now is a nominee for election by the shareholders for a regular three-year term expiring at the 1997 Annual Meeting.

     If, for any reason, any of the nominees should not be a candidate for election at the meeting, the proxies may be voted for another person nominated by the Board of Directors or the number of directors may be reduced accordingly. The Committee on Board Affairs does not anticipate that any of the nominees will be unavailable.

INFORMATION ON THE NOMINEES AND DIRECTORS

     The following table sets forth the names of the nominees and the directors continuing in office after the 1994 Annual Meeting, their terms of office, the years in which they first became directors of the Company and their ages.

                      Name                    Term Will Expire       First Elected a Director       Age
        -----------------------------------------------------------------------------------------------
        Robert A. Charpie                           1996                       1975                 68
        Alice F. Emerson                            1996                       1993                 62
        Allan E. Gotlieb                            1996                       1989                 66
        L. C. Heist                                 1997                       1987                 62
        Sybil C. Mobley                             1995                       1981                 68
        H. Barclay Morley                           1997                       1979                 65
        Kenwood C. Nichols                          1996                       1989                 54
        Lawrence G. Rawl                            1995                       1989                 65
        Walter V. Shipley                           1997                       1983                 58
        Andrew C. Sigler                            1995                       1973                 62
        James S. Tisch                              1997                       1993                 41
        Richard E. Walton                           1997                       1987                 62
        John L. Weinberg                            1995                       1989                 69
        -----------------------------------------------------------------------------------------------

     Mr. Charpie served as President of Cabot Corporation, a producer of chemicals, metals, oil and gas, from 1969 to 1986 and as Chairman of the Board of Cabot from 1986 to 1988. He is Chairman of Ampersand Venture Management Corporation, a venture capital investment management firm. He also is a director of Alliant Techsystems Inc., Ashland Coal, Inc., Cabot, Ceramics Process Systems Corporation and Federated Department Stores, Inc.

     Ms. Emerson is a Senior Fellow of The Andrew W. Mellon Foundation, a philanthropic institution. From 1975 until joining the Mellon Foundation in 1991, she served as President of Wheaton College in Norton, Massachusetts. She also is a director of AES Corporation, Bank of Boston Corporation and Eastman Kodak Company.

     Mr. Gotlieb was Canada's Ambassador to the United States from 1981 to 1989. He is Chairman of Burson-Marsteller Canada, a public relations firm. He also is a director of Alcan Aluminium Limited, Hollinger Inc. and Peoples Jewellers Limited.

     Mr. Heist was elected President, chief operating officer and a director of the Company in 1987. He also is a director of The Ryland Group, Inc.

     Mrs. Mobley has been Dean of the School of Business and Industry at Florida Agricultural and Mechanical University since 1974. She also is a director of Anheuser-Busch Companies, Inc., Dean Witter, Discover & Co., Hershey Foods Corporation, Sears, Roebuck and Co. and Southwestern Bell Corporation.

     Mr. Morley was chief executive officer of Stauffer Chemical Company from 1974 and Chairman of the Board of Stauffer from 1977 until its merger into Chesebrough-Pond's Inc. in 1985. He is a director of American Maize-Products Company, The Bank of New York Company, Inc. and its subsidiary, The Bank of New York, Borden, Inc. and Schering-Plough Corporation.

     Mr. Nichols was elected Vice Chairman and a director of the Company in 1989. He had been a Senior Vice President since 1983.

     Mr. Rawl was Chairman of the Board and chief executive officer of Exxon Corporation, the petroleum company, from 1987 until 1993. He is a director of Texas Commerce Bancshares, Inc. and Warner-Lambert Company.

     Mr. Shipley is Chairman of the Board and chief executive officer of Chemical Banking Corporation and its subsidiary, Chemical Bank. He was President and a director of each of those companies from December 31, 1991, the date of the merger of Chemical Banking Corporation and Manufacturers Hanover Corporation, until December 31, 1993. Prior thereto, he had been Chairman of the Board and chief executive officer of Chemical Banking Corporation and its subsidiary, Chemical Bank, since 1983. He also is a director of NYNEX Corporation and The Reader's Digest Association, Inc.

     Mr. Sigler has been chief executive officer of the Company since 1974 and Chairman of the Board since 1979. He also is a director of AlliedSignal Inc., Bristol-Myers Squibb Company, Chemical Banking Corporation and its subsidiary, Chemical Bank, and General Electric Company.

     Mr. Tisch has been Executive Vice President and a director of Loews Corporation, a diversified holding company, since 1986. He also is a director of CNA Financial Corporation.

     Mr. Walton is a professor at the Harvard Graduate School of Business Administration. He joined the Harvard Business School faculty in 1968 and specializes in organizational development and work innovation in industry.

     Mr. Weinberg is Senior Chairman of Goldman, Sachs & Co. He is the former senior partner of Goldman Sachs, having served as chairman of its Management Committee from 1984 until 1990. He also is a director of Capital Holding Corporation, E.I. du Pont de Nemours & Company, Knight-Ridder, Inc., The B.F. Goodrich Company and The Seagram Company Ltd.

COMMITTEES

     The Board of Directors has four standing committees, each of which is composed entirely of outside directors. The membership and principal responsibilities of the Board committees are presented below.

         Audit Committee                                  Compensation and Stock Option Committee
         Walter V. Shipley, Chairman                      Lawrence G. Rawl, Chairman
         Alice F. Emerson                                 Robert A. Charpie
         Allan E. Gotlieb                                 H. Barclay Morley
         Sybil C. Mobley                                  James S. Tisch
         Richard E. Walton                                John L. Weinberg

         Committee on Board Affairs                       Pension Funding and Investment Committee
         Robert A. Charpie, Chairman                      Robert A. Charpie, Chairman
         Lawrence G. Rawl                                 Allan E. Gotlieb
         Walter V. Shipley                                Sybil C. Mobley
         James S. Tisch                                   H. Barclay Morley
         John L. Weinberg                                 Richard E. Walton

     The Audit Committee recommends to the Board of Directors the firm of independent auditors to be engaged to audit the annual consolidated financial statements of the Company; reviews the annual audit plan as proposed by the independent auditors and the fees to be paid for such services; reviews management's engagement of independent auditors to perform non-audit services and determines whether such engagement unduly influences the auditors' independence; reviews and evaluates with the independent auditors the results of the audit process; reviews and evaluates the organization, scope of activity and effectiveness of the Company's internal audit function; discusses with senior management, the independent auditors and the internal audit department their observations with respect to the Company's system of internal accounting control; performs other activities deemed by the committee to provide necessary oversight of the Company's public financial reporting process; and performs other duties assigned by the Board of Directors. The Audit Committee held two meetings in 1993.

     The Committee on Board Affairs advises the Board of Directors on possible director nominees and on policy matters concerning the composition, organization, work and affairs of the Board and its committees. Shareholders are invited to submit matters of interest relating to the Company, including possible director nominees, for the consideration of this committee by writing to it at the Company's principal executive office. This committee also evaluates the performance of the Company's directors and committee members. The Committee on Board Affairs held seven meetings in 1993.

     The Compensation and Stock Option Committee has responsibility for the compensation of officers and other key employees and for significant salary increases proposed for other employees. This committee determines general management compensation policies; makes awards under the Company's incentive compensation plans; reviews the Company's management succession plan; and authorizes the holding of outside directorships by Company executives. The Compensation and Stock Option Committee held three meetings and took action by unanimous written consent three times in 1993.

     The Pension Funding and Investment Committee approves the actuarial methods and assumptions used in funding the Company's pension plans, approves the investment policy and guidelines of the plans and reviews the plans' investment performance. In addition, it establishes and monitors policies with respect to the voting of stock owned by the Company's pension plans. This committee also reviews and makes recommendations on pension and employee benefit matters submitted to the Board of Directors. The Pension Funding and Investment Committee held two meetings in 1993.

DIRECTORS' COMPENSATION

     Each director who is not an employee of the Company receives an annual retainer of $25,000 for services as a director and a fee of $1,000 for each Board meeting attended. In addition, each committee chairman receives an annual retainer of $3,500, and committee members, including chairmen, receive a fee of $750 for each committee meeting attended. The Company provides $50,000 of group term life insurance and $200,000 of travel accident insurance to the non-employee directors as well as director liability insurance for all directors.

     At the director's option, fees are paid quarterly in cash as earned or converted into units equivalent to shares of the Company's Common Stock based on the closing price of the Common Stock on the last day of the quarter. Payment in respect of units is made in cash, at the election of the director, either in a single lump sum on any June 1 within 10 years after retirement from the Board or in up to 10 annual installments following retirement; payment is based on the average closing price of the Common Stock during the two calendar months preceding the lump sum payment or each installment payment. The number of units accrued in 1993 was equivalent to 5,393 shares, and the total number of units accrued for incumbent directors as of December 31, 1993 was 39,752.

     The Company maintains an unfunded retirement plan for directors who are not employees or former employees of the Company. Under the plan, each such director who serves on the Board of Directors for at least seven years and retires from the Board at or after age 65 receives an annual retirement benefit equal to the annual director's retainer in effect at the time of his or her retirement. This benefit is paid for a period equal to the number of years that the director served on the Board. All payments cease upon the death of the director; there are no survivor benefits.

STOCK OWNERSHIP BY NOMINEES, DIRECTORS AND
NAMED EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the shares of the Company's Common Stock beneficially owned, as of March 1, 1994, by each nominee and director, by each of the executive officers included in the Summary Compensation Table presented later in this Proxy Statement and by all directors and executive officers as a group.(1) The percent of the class is based upon the total number of shares of the Company's Common Stock outstanding on the record date.

          Name                     Shares(2),(3)        Percent of Class
- ------------------------------------------------------------------------
William H. Burchfield             20,283        (78,700)           *
Robert A. Charpie                  7,485                           *
Alice F. Emerson                     100                           *
Allan E. Gotlieb                   1,000                           *
L. C. Heist                       36,930       (298,000)           *
Sybil C. Mobley                      110                           *
H. Barclay Morley                    500                           *
Kenwood C. Nichols                23,725       (132,000)           *
Richard E. Olson                  15,479        (53,300)           *
Lawrence G. Rawl                   1,500                           *
Walter V. Shipley                  1,000                           *
Andrew C. Sigler                  58,825       (525,000)           *
James S. Tisch                17,107,900(4)     (43,453)(4)      18.41%(4)
Richard E. Walton                  1,900                           *
John L. Weinberg                   5,000                           *
Directors and executive
  officers as a group         17,360,578(4)  (1,585,603)(4)      20.01%(4)
- ------------------------------------------------------------------------

 *    Represents less than 1% of the outstanding Common Stock of the Company.

(1) This table does not include the 39,752 Common Stock equivalent units accrued for various non-employee directors as of December 31, 1993, as discussed above under "Directors' Compensation".

(2) Numbers in parentheses indicate additional shares deemed to be beneficially owned because of the person's right to acquire beneficial ownership of such shares.

(3) Certain directors and executive officers share voting or investment power with other persons with respect to 17,475 of such shares.

(4) These respective numbers include 17,107,900 shares owned by Loews Corporation and 43,453 shares which a subsidiary of Loews Corporation has the right to acquire, representing in the aggregate 18.41% of the outstanding Common Stock of the Company. Mr. James S. Tisch disclaims beneficial ownership of all such shares. He is Executive Vice President and a director of Loews Corporation. His father, Mr. Laurence A. Tisch, is Chairman of the Board and co-chief executive officer of Loews Corporation, and his uncle, Mr. Preston R. Tisch, is President, co-chief executive officer and a director of Loews Corporation. In the aggregate, Messrs. Laurence and Preston Tisch own approximately 29% of the outstanding Common Stock of Loews Corporation.

EXECUTIVE COMPENSATION

     To provide shareholders with an understanding of the Company's executive compensation program, the following are presented below: (i) the Report on 1993 Executive Compensation by the Compensation and Stock Option Committee of the Board of Directors; (ii) the Summary Compensation Table; (iii) the Option/SAR Grant Table; (iv) the Option/SAR Exercise and Year-End Values Table; (v) the Pension Plan Table; (vi) Employment and Severance Agreements; and (vii) the Comparison of Five-Year Cumulative Total Return Graph.

REPORT ON 1993 EXECUTIVE COMPENSATION BY THE COMPENSATION AND STOCK OPTION COMMITTEE OF THE BOARD OF DIRECTORS

                                    General

     The Compensation and Stock Option Committee of the Board of Directors (the "Committee") has the responsibility for the design and implementation of the Company's executive compensation program. The Committee is composed entirely of independent directors.

     The objective of the Company's executive compensation program is to attract and retain outstanding senior managers and to provide meaningful incentives for them to maximize long-term profitability and shareholder value. The program is designed to accomplish this objective through plans that (i) motivate senior managers and align their interests with those of the Company's shareholders by tying incentive compensation to various measures of Company and individual performance, and (ii) provide a base level of compensation that is competitive with other large industrial companies, including those in the forest products industry.

     The four principal components of the Company's executive compensation program, discussed in detail below, are salary, annual contingent compensation, restricted performance shares and stock options. The Company had an outstanding operating performance in 1993, including annual increases in production of 2.3% and productivity (tons per mill employee) of 2.2% and an annual decrease in cash cost per ton (before inflation) of 1.8% in its North American pulp and paper operations. However, 1993 was a year of weak financial performance, primarily as the result of low prices for pulp and certain paper grades attributable to slow economic growth and industry overcapacity. The Committee believes that the Company's operating performance and financial performance in 1993 were properly reflected in the level of salary increases, the decline in annual contingent compensation and the forfeiture of previously granted restricted performance shares.

                               Comparative Groups

     In making decisions regarding executive compensation, the Committee reviews summaries of surveys prepared by outside compensation consultants with respect to the compensation levels of two comparative groups. One of these groups (the "Forest Products Group") consists of approximately 15 other large companies in the forest products industry. The other group (the "General Industrial Group") consists of approximately 300 industrial companies which are included in the Standard & Poor's 500 Stock Index. The information with respect to the companies in the General Industrial Group is adjusted to reflect their size (annual sales) in relation to the Company. The membership of each of the comparative groups is subject to modification from time to time as companies change the nature of their business, grow, downsize or are sold.

     The Committee uses the Forest Products and General Industrial Groups for compensation comparison purposes because it believes that these are the groups with which the Company competes for executive talent. The six companies that comprise the peer group (the "Commodity Paper Group") used in the Comparison of Five-Year Cumulative Total Return Graph in this Proxy Statement were selected by the Board of Directors because it believes that they constitute the Company's principal business competitors. While all of the members of the Commodity Paper Group are included in the Forest Products Group and most are included in the General Industrial Group, the Committee believes that executive compensation at the Company must be competitive with the broader spectrum of companies. Consequently, the peer groups for executive compensation purposes are not the same as the peer group for shareholder return purposes.

                                     Salary

     Every salaried employee of the Company, including each executive officer, is assigned a grade level with a salary range that is designed to reflect competitive practice for his or her position. Potential annual salary increases also are designed to reflect competitive practice. Salary ranges for executive officer grade levels are targeted to approximate the 75th percentile of the Forest Products Group and the median of the General Industrial Group.

     In January 1993, the Committee approved a salary increase matrix for all executive officers. This same matrix also was used for all other salaried employees. One axis of this matrix relates to the individual's position (lower third, middle third, upper third or over maximum) in the salary range for his or her grade level, and the other axis consists of five individual performance ratings. The lower an individual is in the salary range and the higher the individual performance rating, the greater is the potential salary increase percentage. The matrix sets forth a percentage salary increase (or no increase) for each of the 20 points at which the two axes intersect. The potential salary increase percentages included in the matrix are a function of competitive practice as described above and, to a limited extent, the Committee's subjective judgment concerning the Company's financial performance and cash requirements. Thus, salary increases primarily are a function of individual performance and position in the salary range; Company performance is not a significant factor.

     In the case of the executive officers of the Company, in January of each year the Committee determines the individual performance rating which, together with the executive's position in his salary range, establishes his salary increase for that year. This is a subjective determination that typically includes the Committee's evaluation of the executive's leadership qualities and his managerial and long-term strategic planning capabilities.

     Mr. Sigler received a salary increase of 4.7% in 1993. This reflected his individual performance rating and his position in the upper third of his salary range. The Committee notes that Mr. Sigler's salary increase in 1993 followed a year in which his salary and that of most of the other executive officers were frozen. The Committee also notes that Mr. Sigler's overall salary level reflects his many years of service with the Company.

                         Annual Contingent Compensation

     Annual contingent compensation is designed to provide short-term (one-year) incentives and rewards based upon Company and individual performance. Approximately 200 key employees, including all of the executive officers, participate in the annual contingent compensation plan.

     The plan, which has been approved by the Company's shareholders, limits awards to all participants in any year in accordance with a formula based upon specified percentages of annual pre-tax income minus specified percentages of shareholders' equity, but not exceeding the dividends paid on the Common Stock during that year, plus any amounts generated under the formula but not awarded as contingent compensation in prior years. The annual contingent compensation that is paid to each participant from the total pool available for awards is determined as described below.

     In early 1993, the Committee approved an annual contingent compensation matrix for each eligible grade level. Each such matrix provided a range of potential award amounts designed to be competitive for individuals at that level. Annual contingent compensation for executive officer grade levels is targeted so that total annual cash compensation approximates the 75th percentile of the Forest Products Group and the median of the General Industrial Group.

     The annual contingent compensation award for each individual was determined at the end of the year in accordance with the matrix for his or her grade level based upon three performance measures, discussed below: the Company's performance rating, the individual's performance rating and the Company's earnings per share. In the case of the lowest executive officer grade level, potential awards ranged from zero, to 48% of the salary range midpoint upon the attainment of targeted performance for each of three performance measures, to a maximum of 120% of the salary range midpoint. In the case of the highest executive officer grade level, applicable to Mr. Sigler, potential awards ranged from zero, to 66% of the salary range midpoint upon the attainment of targeted performance for each of the three performance measures, to a maximum of 165% of the salary range midpoint.

     The Company's performance rating - performance in relation to plan: At the beginning of 1993, each of the Company's four principal business units adopted various performance objectives for the year. At the end of the year, actual performance in relation to the established objectives resulted in a below-target, target or above-target rating for each of the business units and for the Company as a whole. The following performance measures had the indicated relative weights in determining the Company's performance rating: cost containment - 27.5%; productivity - 25%; product quality and organizational development - 18.5%; profit from operations - 17.5%; and safety - 11.5%. Reflecting the Company's outstanding operating performance, the Company's performance rating for purposes of the executive officer annual contingent compensation matrices for 1993 was target. Actual performance exceeded the established objectives for safety and met the established objectives for all of the other performance measures.

     The individual's performance rating: At the end of the year, the Committee determined the individual performance rating, on a scale from one to five, for each of the executive officers. This is a subjective determination that typically includes the Committee's evaluation of the executive's leadership qualities and his managerial and long-term strategic planning capabilities.

     At the end of the year, a preliminary dollar amount (which may be zero) was determined for each plan participant in accordance with the annual contingent compensation matrix for his or her grade level based upon the individual's performance rating and the Company's (or, in the case of certain participants who are not executive officers, their respective business unit's) performance rating. While the relative weights of these two performance measures in determining the preliminary dollar amount varied from grade level to grade level and from point to point within the matrix for each grade level, in general the two measures had approximately equal weight for executive officer grade levels. However, only the lowest individual performance rating could result in the payment of no award at all.

     The earnings per share adjustment: The annual contingent compensation award paid to the participant was equal to the preliminary dollar amount, determined as described above, multiplied by an adjustment percentage that was a function of earnings per share for the year. Prior to 1993, the adjustment percentages ranged from 75% to 125%. At the beginning of 1993, the Committee established a wider range of adjustment percentages - from 50% to 150%, corresponding to a wider range of earnings per share levels, in order to make annual contingent compensation even more sensitive to Company financial performance. Reflecting results for the year, the actual adjustment percentage for 1993 was 50%.

     Annual contingent compensation awards for all of the executive officers for 1993 declined, substantially in most cases, from the already sharply reduced levels of 1992. In the case of Mr. Sigler, his 1993 award declined 25% from 1992 and 67.5% from the Company's record-earnings year of 1988. Further, awards for executive officers for 1993 were substantially lower than those that may be earned upon the attainment of stronger Company performance. Mr. Sigler's award represented 29% of the salary range midpoint for his grade level, well below his targeted performance award of 66% of the salary range midpoint and his maximum potential award of 165% of the salary range midpoint.

     The Committee approved individual performance ratings for the chief executive officer and each of the other four most highly compensated executive officers (collectively, the "named executives") which, together with the Company's target performance rating and the 50% earnings per share adjustment percentage, resulted in the awards set forth in the bonus column of the Summary Compensation Table below. Mr. Sigler's award for 1993 was $220,000. The annual contingent compensation awards reflected the accomplishments of the executives from an operations perspective, which were not evident in the Company's financial performance due primarily to the low product prices referred to above. In this regard, the Committee notes that the Company completed its multiyear capital improvement program in the third quarter of 1993. Largely as the result of management's implementation of that program and of the Company's employee training and development efforts, operating performance has improved substantially. While the Committee believes that annual contingent compensation should decline significantly in times of weak financial performance, the Committee also believes that it is proper to recognize successful long-term strategic planning and outstanding operating performance with the payment of some, albeit reduced, annual contingent compensation awards.

                         Restricted Performance Shares

     The Company's Restricted Share Performance Plan is designed to provide medium-term (five-year) incentives and rewards based upon Company financial performance. In addition, by compensating executives in the form of stock, the plan is intended to further align the interests of the Company's senior managers with those of its shareholders. Twenty-nine senior managers, including all of the named executives and most of the other executive officers, participated in the most recent five-year performance period under the plan.

     Under the plan, at the beginning of a performance period determined by the Committee, participants are granted restricted performance shares and the Committee establishes an earn-out/forfeiture formula based upon return on equity and pre-tax earnings per share. Each year during the performance period, in accordance with the formula, participants earn out or forfeit a portion of the shares originally granted to them. All shares not earned out by the end of a performance period are forfeited. Participants receive non-preferential dividends on outstanding restricted performance shares but may not sell or otherwise transfer those shares unless and until they have been earned out.

     In each of the last four years, since the specified minimum return on equity objective was not attained, no restricted performance shares were earned out and each participant forfeited the required portion of the shares originally granted to him. In addition, all of the shares that remained at the end of the most recent five-year performance period on December 31, 1993 were forfeited by the participants. Reference is made to note 4 to the Summary Compensation Table below for the number and dollar value of the restricted performance shares forfeited by each of the named executives in 1991, 1992 and 1993.

     No restricted performance share grants have been made since 1990, and there currently are no restricted performance shares outstanding. The Committee has not determined whether it will make any further grants under this plan.

                                 Stock Options

     Stock options are designed to provide long-term (10-year) incentives and rewards based upon an increase in the price of the Company's Common Stock. Given the vagaries of the stock market, stock price performance and financial performance are not always consistent. The Committee believes that stock options, which provide value to participants only when the Company's shareholders benefit from stock price appreciation, are an appropriate complement to the Company's two other incentive compensation plans, the benefits under which are more directly dependent upon financial performance. Approximately 400 key employees, including all of the executive officers, participate in the Company's 1986 Stock Option Plan.

     Stock options are granted primarily as an incentive for the future rather than as a reward for the past. Consequently, the size of the annual option award is a function of grade level and does not vary with Company performance. The size of the annual award also is not affected by the number of options and restricted performance shares previously granted to, or held at the time by, an individual.

     Annual options awards are designed to reflect competitive practice for each eligible grade level. Annual awards for executive officer grade levels are targeted at the median of the Forest Products Group and the General Industrial Group.

     Since recent competitive practice has not changed significantly, the number of shares underlying options awarded in respect of each eligible grade level has remained constant in recent years, excluding the special 1991 grant discussed in note 3 to the Summary Compensation Table below. Accordingly, reflecting competitive practice for his grade level, Mr. Sigler has been awarded options with tandem stock appreciation rights to purchase 50,000 shares of Common Stock in each of the last three years, excluding the special 1991 grant.

                   Deduction Limit for Executive Compensation

     The Omnibus Budget Reduction Act of 1993 ("OBRA") disallows a deduction for federal income tax purposes by public corporations for compensation in excess of $1 million paid in any year to any "covered employee" except under certain circumstances, including the attainment of objective performance goals. "Covered employees" are the individuals who, at the end of the taxable year, are the chief executive officer and the other four most highly compensated officers of a company. This provision of OBRA was effective on January 1, 1994.

     Stock option compensation: Under the transition provisions of the proposed regulations of the Internal Revenue Service, the deduction limit currently does not apply to compensation attributable to the exercise of stock options and stock appreciation rights that have been or may be granted under the Company's 1986 Stock Option Plan. The Committee expects to recommend that the Board of Directors take the necessary actions before the end of the transition period provided for in the proposed regulations, including seeking the approval of shareholders, in order to allow the Company to continue to fully deduct compensation attributable to the exercise of non-qualified stock options and stock appreciation rights by "covered employees".

     Annual contingent compensation: The deduction limit does apply to annual contingent compensation paid to each "covered employee", to the extent that such compensation plus all other compensation (e.g., salary) subject to the deduction limit exceeds $1 million. In view of the anticipated compensation levels for the executive officers for services in 1994, the Committee expects that the impact on the Company of any loss of deductions resulting from the deduction limit in OBRA will be immaterial.

     As discussed above, the maximum amount of annual contingent compensation that can be paid to all participants in any year is determined in accordance with a shareholder-approved, objective formula. The annual contingent compensation paid to each participant from the total pool available for awards is based on objective Company performance goals as well as the Committee's evaluation of individual performance. The Committee believes that this combination of objective standards and Committee judgment provides appropriate incentives and rewards to plan participants. In the Committee's view, it is important that certain key intangible factors (e.g., leadership qualities, managerial and long-term strategic planning capabilities) remain part of the determination of annual contingent compensation. Basing such compensation exclusively on one or more rigid, mechanistic standards would eliminate these intangible factors and, in the Committee's view, diminish rather than enhance incentives for plan participants.

     The Committee intends to review its position from time to time with regard to annual contingent compensation and the deduction limit in OBRA.

SUBMITTED BY THE COMPENSATION AND STOCK OPTION COMMITTEE OF THE BOARD OF
DIRECTORS:

Robert A. Charpie
H. Barclay Morley
Lawrence G. Rawl
James S. Tisch
John L. Weinberg

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation for 1991, 1992 and 1993 of the Company's chief executive officer and each of the other four most highly compensated executive officers of the Company in 1993 (collectively, the "named executives").

                           Summary Compensation Table

                                  -------------------------------------------------------------------------------
                                                                          Long-Term Compensation
                                                                          ----------------------
                                           Annual Compensation              Awards     Payouts
                                  -------------------------------------------------------------------------------
                                                              Other       Securities                     All
Name and                                                     Annual       Underlying                    Other
Principal                                                    Compen-       Options/    LTIP            Compen-
Position                   Year      Salary      Bonus      sation(1)      SARs(2)     Payouts        sation(5)
                                      ($)         ($)          ($)           (#)       ($)               ($)
- -----------------------------------------------------------------------------------------------------------------
  Andrew C. Sigler,        1993    $890,000    $220,000     $ 5,595         50,000                   $175,276
  Chairman and Chief       1992     850,000     294,000       6,366         50,000      See           175,067
  Executive Officer        1991     850,000     294,000      20,800        250,000(3)   note 4        174,868
                                                                                        regarding
- ---------------------------------------------------------------------------------------             -------------
  L. C. Heist,             1993     550,000     172,000       4,650         35,000      the forfei-    85,451
  President and Chief      1992     520,000     230,000       5,138         35,000      ture of        83,817
  Operating Officer        1991     520,000     230,000      16,786        135,000(3)                  61,174
                                                                                        restricted
                                                                                        perfor-
- ---------------------------------------------------------------------------------------             -------------
  Kenwood C. Nichols,      1993     450,000     125,000       3,230         28,000      mance          68,603
  Vice Chairman            1992     420,000     130,000       3,642         28,000      shares         68,471
                           1991     420,000     130,000      11,832         28,000                     50,304
                                                                                        by the
- ---------------------------------------------------------------------------------------             -------------
  William H. Burchfield,   1993     360,000     105,000       2,238         12,000      named          25,949
  Executive Vice           1992     340,000     130,000       2,546         12,000      execu-         32,665
  President                1991     340,000     130,000       8,320         12,000      tives in       24,941
                                                                                        1991,
- ---------------------------------------------------------------------------------------             -------------
  Richard E. Olson,        1993     345,000     105,000       2,480         12,000      1992 and       52,896
  Executive Vice           1992     325,000     130,000       2,740         12,000      1993.          70,734
  President                1991     325,000     125,000       9,009         12,000                     51,907
- -----------------------------------------------------------------------------------------------------------------

(1) The amounts in this column represent non-preferential dividends paid on restricted performance shares previously granted under the Company's Restricted Share Performance Plan. See note 4 below for a description of that plan.

(2) The numbers in this column represent shares underlying options to purchase Common Stock. Each such option has a tandem stock appreciation right ("SAR") except as indicated in note 3 below. To the extent that a stock option or an SAR is exercised, the tandem grant is canceled.

(3) The 1991 awards to Messrs. Sigler and Heist included a special grant, which is not intended to be repeated, of options to purchase 200,000 and 100,000 shares of Common Stock, respectively, without tandem SARs. The purpose of the special grant was to further tie the compensation of the Company's chief executive and chief operating officers to an increase in shareholder value, in particular the price of the Company's Common Stock.

(4) Under the Company's Restricted Share Performance Plan, participants are granted restricted performance shares which are earned out or forfeited in accordance with a formula based upon return on equity and pre-tax earnings per share. No grants have been made under this plan since 1990.

      In each of the last four years, since the specified minimum return on equity objective was not attained, no shares were earned out and each participant forfeited the required portion of the restricted performance shares previously granted to him. In addition, all of the shares that remained at the end of the most recent five-year performance period on December 31, 1993 were forfeited by the participants. There currently are no restricted performance shares outstanding.

      The table below sets forth the number of restricted performance shares forfeited, and the dollar value of such shares at the time of forfeiture (December 31 of each respective year), for the named executives in each of the last three years.

                                          Number of             Value of
             Name             Year     Shares Forfeited     Shares Forfeited
    ------------------------------------------------------------------------
    Andrew C. Sigler          1993          20,578              $686,791
                              1992           9,000               258,750
                              1991           9,000               216,000

    L. C. Heist               1993          17,250               575,719
                              1992           6,750               194,063
                              1991           6,750               162,000

    Kenwood C. Nichols        1993          11,911               397,530
                              1992           5,040               144,900
                              1991           5,040               120,960

    William H. Burchfield     1993           8,231               274,710
                              1992           3,600               103,500
                              1991           3,600                86,400

    Richard E. Olson          1993           9,200               307,050
                              1992           3,600               103,500
                              1991           3,600                86,400
    ------------------------------------------------------------------------

(5) The amounts in this column include matching contributions by the Company to accounts under the Savings Plan for Salaried Employees for each of the named executives of $6,667 in 1991, $6,866 in 1992 and $7,075 in 1993.
     Company contributions are invested in the Company's Common Stock.

      The balance of the amounts in this column represents premiums paid by the Company for the named executives under the Company's Executive Life Insurance Plan. All employees who are above a certain compensation grade level, including all of the executive officers, participate in this plan. In the case of Mr. Sigler, the Company also elected to satisfy a contractual obligation made in 1978 relating to life insurance by providing additional coverage under this plan.

OPTION/SAR GRANT TABLE

     The following table sets forth information concerning the grant of stock options and tandem SARs to each of the named executives in 1993.

                           Option/SAR Grants in 1993

                                                                                            Potential Realizable
                                                  Individual Grants                                Value
                             ------------------------------------------------------------    at Assumed Annual
                             Number of                                                            Rates of
                             Securities     % of Total                                          Stock Price
                             Underlying      Options/                                           Appreciation
                              Options/         SARs        Exercise                          for Option Term(4)
                                SARs        Granted to      or Base                        ----------------------
                             Granted(1)      Employees     Price(3)         Expiration        5%          10%
  Name                          (#)         in 1993(2)      ($/Sh)             Date           ($)         ($)
  ---------------------------------------------------------------------------------------------------------------
  Andrew C. Sigler             50,000        8.4%/20.0%     $ 31.00        March 17, 2003  $ 974,787  $ 2,470,301
  L. C. Heist                  35,000        5.9%/14.0%       31.00        March 17, 2003    682,351    1,729,211
  Kenwood C. Nichols           28,000        4.7%/11.2%       31.00        March 17, 2003    545,881    1,383,368
  William H. Burchfield        12,000        2.0%/ 4.8%       31.00        March 17, 2003    233,949      592,872
  Richard E. Olson             12,000        2.0%/ 4.8%       31.00        March 17, 2003    233,949      592,872
  ---------------------------------------------------------------------------------------------------------------

(1) The numbers in this column represent shares underlying options to purchase Common Stock. Each such option has a tandem SAR. To the extent that a stock option or an SAR is exercised, the tandem grant is canceled.

     All of the stock options and tandem SARs awarded to the named executives last year were granted on March 17, 1993. The grants to Messrs. Sigler and Heist, respectively, included 24,000 and 18,000 stock options and tandem SARs that were subject to approval by shareholders, which was obtained at the 1993 Annual Meeting of Shareholders.

     All of the stock options and tandem SARs granted on March 17, 1993 became exercisable on April 1, 1994, provided the optionee remained in the Company's employ until that date. Although the Compensation and Stock Option Committee of the Board of Directors had the authority to permit the exercise of those stock options and tandem SARs at any time prior to April 1, 1994 upon its determination of the existence of a special or extraordinary situation, it did not exercise this authority.

     Reference is made to the section below captioned "Employment and Severance Agreements" for a description of the cash settlement of stock options and tandem SARs held by the named executives upon any termination of employment without cause within three years after a change in control of the Company.

(2) In this column, for each of the named executives: (i) the number on the left is the percent of the total stock option grants to employees in 1993 represented by the stock option grant to such named executive; and (ii) the number on the right is the percent of the total tandem SAR grants to employees in 1993 represented by the tandem SAR grant to such named executive. Tandem SARs were granted only to certain optionees, including all of the executive officers, in 1993.

(3) The exercise price is 100% of the fair market value of a share of the Company's Common Stock on the date of grant. The exercise price may be paid in cash or in shares of the Company's Common Stock valued at their fair market value on the date of exercise.

(4) At the end of the term of the options granted in 1993, the price of a share of the Company's Common Stock would be $50.50 at an assumed annual appreciation rate of 5% and $80.41 at an assumed annual appreciation rate of 10%. Gains to all Common shareholders at those assumed annual appreciation rates would be approximately $1.8 billion and $4.6 billion, respectively, over the term of the 1993 options.
- --------------------------------------------------------------------------------

OPTION/SAR EXERCISE AND YEAR-END VALUES TABLE

     The following table sets forth information with respect to each of the named executives concerning the exercise of stock options and tandem SARs in 1993 and concerning unexercised stock options and tandem SARs held at December 31, 1993.

                    Aggregated Option/SAR Exercises in 1993
                         and Year-End Option/SAR Values

                       Number of
                       Securities                    Number of Securities           Value of Unexercised
                       Underlying                   Underlying Unexercised      In-the-Money Options/SARs at
                      Options/SARs     Value       Options/SARs at Year-End              Year-End(3)
                       Exercised    Realized(1)               (#)                            ($)
        Name              (#)           ($)      Exercisable  Unexercisable(2)  Exercisable  Unexercisable(4)
- -------------------------------------------------------------------------------------------------------------
Andrew C. Sigler         16,450      $ 100,756     275,000         250,000      $1,407,375      $1,418,750
L. C. Heist              13,500         68,063     163,000         135,000         943,563         733,125
Kenwood C. Nichols            0              0     110,000          28,000         617,000          66,500
William H. Burchfield     6,000         36,750      66,700          12,000         350,325          28,500
Richard E. Olson              0              0      47,300          12,000         233,700          28,500
- -------------------------------------------------------------------------------------------------------------

(1) The amounts reported in this column as values realized in 1993 derived from the exercise of grants that were made in 1983 and 1984.

(2) Of the numbers in this column, 200,000 and 100,000 of the shares underlie stock options held by Messrs. Sigler and Heist, respectively, that do not have tandem SARs.

(3) The amounts in these columns are based upon the $33.375 closing price of a share of the Company's Common Stock on December 31, 1993 on the New York Stock Exchange Composite Transactions.

(4) Of the amounts in this column, $1,300,000 and $650,000 relate to stock options held by Messrs. Sigler and Heist, respectively, that do not have tandem SARs.

PENSION PLAN TABLE

     The Company's retirement program consists of (i) a tax-qualified, funded pension plan for all non-represented salaried employees, including executive officers, and (ii) for executive officers and other key employees, a non-qualified, unfunded supplemental retirement income plan that provides benefits which, but for certain limits imposed by the Internal Revenue Code on tax-qualified plans, would be provided under the Company's qualified pension plan. The retirement program provides non-contributory benefits based upon years of service and average annual earnings for the highest five consecutive years in the 10 years preceding retirement. Earnings covered by the program consist of salary and bonus, as set forth in the Summary Compensation Table above.

     The following table sets forth, for various income and service levels, the annual benefits payable under the Company's retirement program for life, commencing at normal retirement at 65 or upon early retirement after 62. These benefits are presented on a straight-life annuity basis and before deducting the portion of Social Security payments attributable to Company contributions as provided by the retirement program.

                               Pension Plan Table

                                        Approximate Annual Retirement Benefits
                 -------------------------------------------------------------------------------------
                  15 Years       20 Years       25 Years       30 Years       35 Years       40 Years
Remuneration     of Service     of Service     of Service     of Service     of Service     of Service
- ------------------------------------------------------------------------------------------------------
 $  250,000       $ 62,500       $ 83,333       $104,167       $125,000       $131,250       $137,500
    500,000        125,000        166,667        208,333        250,000        262,500        275,000
    750,000        187,500        250,000        312,500        375,000        393,750        412,500
  1,000,000        250,000        333,333        416,667        500,000        525,000        550,000
  1,250,000        312,500        416,667        520,833        625,000        656,250        687,500
  1,500,000        375,000        500,000        625,000        750,000        787,500        825,000
  1,750,000        437,500        583,333        729,167        875,000        918,750        962,500
- ------------------------------------------------------------------------------------------------------

     Average annual earnings for the highest five consecutive years in the last 10 years and presently credited years of service for the named executives are as follows: Mr. Burchfield - $510,940 / 30 years; Mr. Heist - $812,600 / 36 years; Mr. Nichols - $572,200 / 21 years; Mr. Olson - $471,000 / 27 years; and Mr. Sigler - $1,274,940 / 37 years.

     Messrs. Heist, Nichols and Sigler have agreements with the Company which provide for annual retirement benefits of 60%, in the case of Messrs. Heist and Nichols, and 65%, in the case of Mr. Sigler, of average annual earnings (salary and bonus) for the highest three consecutive years in the 10 years preceding retirement, provided in the case of Mr. Nichols that he remains employed by the Company until July 19, 1999. These contractual retirement benefits are payable only to the extent that they exceed the retirement benefits paid under the Company's retirement program, described above, and the portion of Social Security payments attributable to Company contributions. The agreements also provide a survivor retirement benefit for the wives of Messrs. Heist, Nichols and Sigler equal to 60% of the retirement benefit payable thereunder to the respective executives during their lifetime. Average annual earnings for the highest three consecutive years in the last 10 years for Messrs. Heist, Nichols and Sigler are $844,333, $583,333 and $1,330,667, respectively.

     Under an agreement made in 1964, Mr. Sigler is entitled to compensation based on years of service, payable over 15 years following retirement, funded by an insurance policy payable to the Company. Upon retirement at 65, this annual payment would amount to $8,251 after 40 years of service, with actuarially consistent death benefits in the event of death before retirement.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Company has agreements with Messrs. Heist, Nichols and Sigler which provide for continued service in their present positions to December 1, 1994, July 19, 1999 and October 1, 1995, respectively, with annual extensions thereafter at the election of both the Company and the respective named executive. Under these agreements, Messrs. Heist, Nichols and Sigler are entitled to a minimum monthly base salary of $30,000, $31,250 and $50,000, respectively. If employment is terminated by the Company without cause, Messrs. Heist, Nichols and Sigler are entitled to severance pay for two years at monthly rates of $69,417, $49,167 and $114,750, respectively, as well as the continuation for two years of certain employee benefits, including medical, dental and disability coverages. These agreements also provide certain retirement benefits, as discussed above under "Pension Plan Table."

     The Company has agreements with Messrs. Burchfield and Olson which provide that, if employment is terminated by the Company without cause, they are entitled to severance pay for two years at monthly rates of $42,667 and $38,750, respectively, as well as the continuation for two years of certain employee benefits, including medical, dental and disability coverages.

     All these agreements also provide that, if employment is terminated without cause within three years after a change in control of the Company: (i) severance amounts, medical, dental and disability coverages for two years and the present value of any contractual retirement benefits will become payable in a lump sum; and (ii) absent notice to the contrary from the named executive, the Company will settle his stock options and tandem SARs for cash equal to the difference between the fair market value of the option shares at the time of termination (or, if applicable and if higher, the change in control tender offer price) and the exercise price. In addition, provision is made for the payment of legal expenses up to one year's base salary if the Company refuses to make required payments under the agreements and for the funding of certain of such payments by a trust when a potential change in control occurs.

     The Company's obligation to make the payments provided for in its agreements with the named executives is subject to certain conditions. Such conditions require, among other things, that following termination of employment the named executive provide such assistance in litigation as may reasonably be requested by the Company and refrain from actions, such as competition against the Company and disclosure of confidential information relating to the Company, that would be materially detrimental to the Company.

     For the purpose of these agreements, "termination" means actual discharge as well as specified types of constructive discharge, including diminution of title, responsibility or base salary below the specified minimum. "Cause" means
(i) a breach by the named executive of his agreement which results in material injury to the Company, or (ii) an act of dishonesty constituting a felony and resulting or intended to result in personal gain at the expense of the Company. "Change in control" means (a) the acquisition by any person of securities representing 30% or more of the combined voting power of the Company's securities, (b) a change in the composition of a majority of the Board of Directors under certain circumstances within any two-year period or (c) approval by shareholders of the liquidation of the Company or the disposition of all or substantially all of its assets.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN GRAPH

     The following graph presents a five-year comparison of cumulative total returns for the Common Stock of the Company, the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and an index of peer companies (the "Commodity Paper Group") selected by the Board of Directors. The Commodity Paper Group consists of six other large manufacturers of commodity paper: Boise Cascade Corporation, Georgia-Pacific Corporation, International Paper Company, Stone Container Corporation, Union Camp Corporation and Weyerhaeuser Company. The graph assumes that $100 was invested on December 31, 1988 in the Common Stock of the Company, the S&P 500 Index and the Commodity Paper Group. Total return assumes the quarterly reinvestment of dividends.

                       Comparison of Five-Year Cumulative Total Return
                      among Champion, S&P 500 Index and Commodity Paper
                                            Group

      Measurement Period                                           Commodity
    (Fiscal Year Covered)          Champion         S&P 500       Paper Group
1988                                 100.0           100.0           100.0
1989                                 103.0           131.6           116.7
1990                                  85.9           127.5            99.4
1991                                  81.2           166.2           138.5
1992                                  98.0           178.8           150.2
1993                                 114.5           196.7           165.7

TRANSACTIONS

     Two of the banks which provide credit to the Company are Chemical Bank, of which Mr. Shipley is Chairman of the Board and chief executive officer and Mr. Sigler is a director, and Chemical's affiliate Texas Commerce Bancshares, Inc., of which Mr. Rawl is a director. The largest amount of borrowings by the Company and its subsidiaries from Chemical Bank and Texas Commerce Bancshares, Inc. outstanding at any time during 1993 was $22,000,000. Interest rates on borrowings from these banks ranged from 3.24% to 4.56% during the year, and commitment fees on a substantial portion of the credit facilities were 1/4 of 1%. In addition, commercial paper issued by a subsidiary of the Company, the largest amount of which outstanding at any time during 1993 was $20,400,000, is secured by a letter of credit issued by Texas Commerce Bancshares, Inc. In 1993, the Company also paid $182,259 to a Chemical affiliate for pension fund investment management services, and the Company's Brazilian subsidiary invested an average of $7,000,000 in export notes purchased through a Chemical affiliate.

     J. P. Morgan & Co. Incorporated ("J. P. Morgan") beneficially owned approximately 5.29% of the outstanding Common Stock of the Company as of December 31, 1993. Two of the banks which provide credit to the Company are Morgan Guaranty Trust Company of New York and JPM (Delaware), which are affiliates of J. P. Morgan. Commitment fees on the credit facilities from these banks were 1/4 of 1% in 1993; no borrowings were outstanding during the year. J.P. Morgan Securities Inc., which also is an affiliate of J. P. Morgan, performed underwriting services for the Company in 1993, for which it was paid fees totaling $972,000. The Company paid $1,183,000 to an affiliate of J. P. Morgan for pension fund investment management services in 1993. The Company's Brazilian subsidiary invested an average of $1,100,000 in export notes purchased through an affiliate of J. P. Morgan and borrowed amounts from an affiliate of J. P. Morgan not exceeding $1,000,000 at any time outstanding during 1993.

     All transactions between the Company and Chemical Bank, affiliates of Chemical Bank and affiliates of J. P. Morgan, respectively, were made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other persons.

     Effective December 31, 1993, the Company purchased director and officer liability insurance from Federal Insurance Company and National Union Fire Insurance Company of Pittsburgh, Pa., for one year at a cost of $580,150. This information is provided in accordance with New York law and does not reflect a transaction between the Company and its directors, executive officers or shareholders.

THE AUDITORS

     The Board of Directors, pursuant to the recommendation of its Audit Committee, has appointed Arthur Andersen & Co., certified public accountants, as independent auditors for the Company for 1994, subject to approval by the shareholders at the Annual Meeting.

     Representatives of Arthur Andersen & Co. are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS APPROVE THE APPOINTMENT OF ARTHUR ANDERSEN & CO. AS INDEPENDENT AUDITORS FOR 1994.

SHAREHOLDER PROPOSAL

     The New York City Employees' Retirement System ("NYCERS"), c/o Comptroller of the City of New York, 1 Centre Street, New York, New York 10007-2341, has notified the Company that it will present the following proposal for action at the meeting. In its notification, NYCERS represented that it held 253,088 shares of the Company's Common Stock.

     The preamble and resolution submitted by NYCERS are:

     "WHEREAS, the board of directors is meant to be an independent body elected by shareholders and charged by law and shareholders with the duty, authority and responsibility to formulate and direct corporate policies, and

     WHEREAS, the chairperson of the board is responsible for, among other things, the smooth functioning of the board by setting the agenda, presiding at board meetings and ensuring that directors are given adequate information, and the chair should have a central role in the board's evaluation of management's performance, and

     WHEREAS, the position of chairperson should be a nonexecutive role, whose basic responsibilities should include working with the directors to direct management operations and overseeing corporate strategy, compliance with laws, accounting principles and ethical standards applicable to our company,

     NOW THEREFORE, BE IT RESOLVED, that the shareholders request that the company's board of directors adopt and implement a policy that the positions of chairperson of the board and chief executive officer not be held by the same individual and that the chairperson not be a former CEO of this company, but be elected from among the outside, independent directors."

SHAREHOLDER'S STATEMENT IN SUPPORT OF THE PROPOSAL

     "We believe that shareholders will best be served when the board includes a chairperson who is chosen from among the independent, outside directors. Such a person will bring objectivity and unique perspectives to issues facing our company.

     As matters stand, the chief executive officer is an employee of the company who reports to our board of directors. However, he or she also acts as the chairperson of the very same board he or she is accountable to. There is an appearance of a conflict of interests each time matters concerning executive compensation policies, possible takeover offers and corporate performance issues arise. How can one person who serves as both chairperson and CEO evaluate his or her own performance?

     Clearly, shareholders have no role to play in the day-to-day operations of our company. We rely on management to run, direct, and operate the company and we expect the directors to oversee management. We believe this on-going dynamic, and the resolution of our company's disappointing performance, can best be served by having different individuals serve as chairperson and chief executive officer.

     We urge you to vote FOR this proposal."

STATEMENT BY THE DIRECTORS IN OPPOSITION TO THE PROPOSAL

     The Board of Directors unanimously opposes this proposal for the following reasons.

     A substantial majority of Champion's Board of Directors, including all members of all of the committees of the Board, are outside directors. Each of the outside directors is a full participant in the Company's major strategic and policy decisions. As a result, the independence necessary for effective Board oversight of management, which is the purpose of the proposal, already exists at Champion.

     As described earlier in this Proxy Statement and in the Company's Annual Report, the responsibilities of two committees of the Board, in particular, make a non-executive chairperson unnecessary at Champion. The Compensation and Stock Option Committee determines executive compensation policies. The Committee on Board Affairs provides direct shareholder access to the Company's outside directors and also recommends director candidates to the full Board. The Board believes that no meaningful additional measure of independence and shareholder access would be provided by a non-executive chairperson.

     In the Board's view, the election of a non-executive chairperson at Champion would undermine the effectiveness of its Chief Executive Officer and create confusion, both within and outside the Company, regarding the direction of the Company. The Board believes that the interests of Champion and its shareholders are best served by the experience, consistent direction and ability for decisive action afforded by a full-time Chairman and Chief Executive Officer who is subject to oversight by the Company's outside directors.

     At last year's Annual Meeting, this same proposal was rejected by more than 85% of the votes cast. For the reasons discussed above, the Board of Directors believes that the Company's shareholders should continue to oppose it.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

1995 SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the 1995 Annual Meeting of Shareholders must be received by the Company at its principal executive office not later than December 15, 1994.

OTHER MATTERS

     If the accompanying proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the specifications, if any, made in the proxy. If not otherwise specified in the proxy, the shares will be voted in the election of directors for the nominees referred to above under "The Board of Directors," for the approval of the appointment of Arthur Andersen & Co. as auditors for 1994 and against the shareholder proposal set forth above.

     It is not anticipated that any other matters will be presented to the meeting. If any other matters should be presented, the holders of the proxy will vote the shares represented thereby in accordance with their best judgment.

By order of the Board of Directors,

Lawrence A. Fox
Vice President and Secretary

Stamford, Connecticut
April 14, 1994

[LOGO]













































        This document is printed on Champion(R) Sunlite Opake(TM)/45 lb.

     THIS LETTER WILL ACCOMPANY THE 1994 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT SENT TO PARTICIPANTS WHO HAVE PASS-THROUGH VOTING RIGHTS WITH RESPECT TO SHARES OF THE COMPANY'S COMMON STOCK OWNED BY CERTAIN EMPLOYEE BENEFIT PLANS OF THE COMPANY.

TO ALL PARTICIPANTS IN
SAVINGS PLAN #077
STOCK OWNERSHIP PLAN #078
EMPLOYEE INVESTMENT AND STOCK OWNERSHIP PLAN #082
SAVINGS PLAN FOR HOURLY EMPLOYEES #158
- --------------------------------------------------------------------------------

     The Annual Meeting of Champion Shareholders will be held on May 19, 1994. At this meeting, shareholders will vote on three items which are described in the Proxy Statement.

     As a participant in one or more of these plans, you have the right to instruct the Trustee how to vote your equivalent shares at the Annual Meeting. We urge you to exercise this right. In order to instruct the Trustee how to vote, you must complete and return the accompanying voting instruction card.

     The number of equivalent shares you can vote is shown on the reverse side of the voting instruction card.

     Please review the Proxy Statement before completing the voting instruction card. The card must be returned as soon as possible but not later than May 12, 1994. A postage-paid return envelope is enclosed for your convenience. It is important to remember that if you do not return the voting instruction card in timely fashion or if you return the card unsigned, your equivalent shares will not be voted by the Trustee.

     Plan participants should let their voices be heard by exercising their right to vote on matters submitted to the shareholders. We strongly urge you to participate this year by instructing the Trustee how to vote your equivalent shares.

     Contact the Savings Department in Hamilton, Ohio (513-868-4615 or Chamcon 868-4615) if you have any questions.

Gerald J. Beiser
Chairman, Pension and Employee Benefits Committee
Senior Vice President-Finance

April 14, 1994

        --------------------                ---------------------------
              Account                              No. of Shares

                        PROXY - $92.50 PREFERENCE STOCK

                       CHAMPION INTERNATIONAL CORPORATION
                Proxy Solicited by Board of Directors for Annual
                     Meeting of Shareholders - May 19, 1994

         The undersigned constitutes and appoints ROBERT A. CHARPIE, LAWRENCE
G. RAWL, WALTER V. SHIPLEY, JAMES S. TISCH AND JOHN L. WEINBERG, and each of them, attorneys and proxies, each with full power of substitution and revocation, to vote all shares of Preference Stock, $92.50 Cumulative Convertible Series, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Champion International Corporation, called to be held on May 19, 1994, at 9:30 a.m., at One Champion Plaza, Stamford, Connecticut, and at any adjournment or adjournments thereof, as set forth below:

         Directors recommend a vote FOR Items 1 and 2.

         1.      ELECTION OF DIRECTORS
                 Nominees: L. C. Heist, H. Barclay Morley, Walter V. Shipley, James S. Tisch and Richard E. Walton.

                 FOR all director nominees                                   WITHHOLD VOTE from all
                 listed above (except as                                     director nominees listed above
                 noted*)

                               -------                                                         -------

          * Vote withheld from following individual nominees (if any):

            ----------------------------------------------------

         2. Approval of the appointment of Arthur Andersen & Co. as auditors for 1994.

               For                                  Against                           Abstain

               ------                               -------                           --------

         Directors recommend a vote AGAINST Item 3.

         3.      Proposal by shareholder regarding a non-executive chairperson.

               For                                  Against                           Abstain

               ------                               -------                           --------

In their discretion, to vote upon such other business as may come before the meeting. THIS PROXY WILL BE VOTED AS SPECIFIED AND, IN THE ABSENCE OF ANY SPECIFICATION, WILL BE VOTED FOR THE ELECTION OF THE ABOVE DIRECTOR NOMINEES, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.

                     DATED:                                         , 1994
                           -----------------------------------------

                     -----------------------------------------------------
                     (Please sign above exactly as name appears on proxy.)

- -------------------                 ----------                 -----------               ----------                  Please mark
#077 - SAVINGS PLAN                 #078 - SOP                 #082 - ESOP               #158 - HSP           X      your votes like
                                                                                                                     this in black
                                                                                                                     or blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE                                                  THE BOARD OF DIRECTORS RECOMMENDS
         FOR ITEMS 1 AND 2.                                                                     A  VOTE AGAINST ITEM 3.

                                                                                            Item 3 - Proposal by shareholder
                                                                                                     regarding a non-executive
                                                                                                     chairperson.

Item 1 - ELECTION OF DIRECTORS
Nominees:   L. C. Heist, H. Barclay Morley,                                           FOR ALL
            Walter V. Shipley, James S. Tisch                 FOR        WITHHOLD      EXCEPT
            and Richard E. Walton.                            ALL        FROM ALL    AS NOTED*          FOR      AGAINST    ABSTAIN
                                                              / /           / /         / /             / /        / /        / /
            *Withhold from following individual
            nominees (if any):

            ----------------------------------

Item 2 - Appointment of Arthur Andersen & Co.
         as auditors for 1994.                                 FOR         AGAINST     ABSTAIN
                                                               / /           / /         / /





                                                                                                  I understand that this card must
                                                                                            be returned no later than
                                                                                            May 12, 1994 in the enclosed envelope,
                                                                                            if my voting instructions
                                                                                            are to be honored.  If it is not
                                                                                            received by May 12, 1994 or if
                                                                                            it is received but the voting
                                                                                            instructions are invalid, my equivalent
                                                                                            shares will not be voted.

                                                                                                  Please complete, date and sign
                                                                                            below exactly as your name
                                                                                            appears on the card.

                                                                                            DATED                         , 1994
                                                                                                  -----------------------

                                                                                            ------------------------------------
                                                                                                 Signature of Participant

                             FOLD AND DETACH HERE


                  IMPORTANT:  THIS IS YOUR VOTING INSTRUCTION
                  CARD.  PLEASE MARK, SIGN AND RETURN THIS CARD
                  PROMPTLY USING THE ENCLOSED ENVELOPE.

                       CHAMPION INTERNATIONAL CORPORATION
                         VOTING INSTRUCTIONS TO TRUSTEE

Savings Plan #077                                  Trustee:  The Northern Trust Company

Stock Ownership Plan #078                          Trustee:  The Northern Trust Company

Employee Investment and Stock                      Trustee:  Bankers Trust Company
       Ownership Plan # 082

Savings Plan for Hourly Employees #158             Trustee:  The Northern Trust Company

The undersigned hereby directs The Northern Trust Company, as Trustee of the Champion International Corporation Savings Plan #077, the Champion International Corporation Stock Ownership Plan #078 and the Champion International Corporation Savings Plan for Hourly Employees #158, and Bankers Trust Company, as Trustee of the Champion International Corporation Employee Investment and Stock Ownership Plan #082, to vote at the Annual Meeting of Shareholders of Champion International Corporation, called to be held on May 19, 1994, and at any adjournment or adjournments thereof, as set forth on the reverse side of this card:

                (Continued and to be SIGNED on the reverse side)




                              FOLD AND DETACH HERE

                             -----------                 -------------------                           Please mark
                              COMMON                     DIVIDEND INVESTMENT                     X     your votes like
                                                                                                       this in black
                                                                                                       or blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE                                                       THE BOARD OF DIRECTORS RECOMMENDS A
         FOR ITEMS 1 AND 2.                                                                             VOTE AGAINST ITEM 3.



                                                                                               Item 3 - Proposal by shareholder
                                                                                                        regarding a non-executive
                                                                                                        chairperson.


Item 1 - ELECTION OF DIRECTORS
Nominees:   L. C. Heist, H. Barclay Morley,                                           FOR ALL
            Walter V.  Shipley, James S. Tisch                FOR        WITHHOLD      EXCEPT
            and Richard E. Walton.                            ALL        FROM ALL    AS NOTED*          FOR      AGAINST    ABSTAIN
                                                              / /           / /         / /             / /        / /        / /
            *Withhold from following individual
            nominees (if any):

            ----------------------------------

Item 2 - Appointment of Arthur Andersen & Co.
         as auditors for 1994.                                FOR         AGAINST     ABSTAIN
                                                              / /           / /         / /



                                                                                              In their discretion, to vote upon such
                                                                                        other business as may come before the
                                                                                        meeting.  THIS PROXY WILL BE VOTED AS
                                                                                        SPECIFIED AND, IN THE ABSENCE OF ANY
                                                                                        SPECIFICATION, WILL BE VOTED FOR THE
                                                                                        ELECTION OF THE ABOVE DIRECTOR NOMINEES,
                                                                                        FOR ITEM 2 AND AGAINST ITEM 3.

                                                                                        Dated:                         , 1994
                                                                                              -------------------------

                                                                                        -------------------------------------

                                                                                        -------------------------------------
                                                                                        (Please sign above exactly as name
                                                                                        appears on proxy. If joint
                                                                                        account, all should sign.)


                              FOLD AND DETACH HERE


                  IMPORTANT:  THIS IS YOUR PROXY CARD.
                  PLEASE MARK, SIGN AND RETURN THIS CARD
                  PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                                           PROXY
                       CHAMPION INTERNATIONAL CORPORATION
                   PROXY SOLICITED BY BOARD OF DIRECTORS FOR
                 ANNUAL MEETING OF SHAREHOLDERS - MAY 19, 1994


The undersigned constitutes and appoints ROBERT A. CHARPIE, LAWRENCE G. RAWL, WALTER V. SHIPLEY, JAMES S. TISCH AND JOHN L. WEINBERG, and each of them, attorneys and proxies, each with full power of substitution and revocation, to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Champion International Corporation, called to be held on May 19, 1994 at 9:30 a.m. at One Champion Plaza, Stamford, Connecticut, and at any adjournment or adjournments thereof, as set forth on the reverse side of this card:


                (Continued and to be SIGNED on the reverse side)




                              FOLD AND DETACH HERE